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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
                         -------------------------------

                          Bank and Insurance Fund, Inc.

                      Address of Principal Business Office

                         4520 East West, Hwy. Suite 540
                             Bethesda, MD 20814-3338

             Telephone Number (including area code): (301) 654-9567

                Name and address of agent for service of process:

                         Thomas I Carocci, Vice President
                          4520 East West, Hwy, Suite 540
                              Bethesda, MD 20814-3319




Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES /x/  NO / /



                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in Bethesda, in the State of Maryland on December 4,1997.


                                                 BANK AND INSURANCE FUND, INC.



                                                 By:      /s/Robert Bowes
                                                          President